CENTRAL OIL CORPORATION
                        152 WEST 57TH STREET, 40TH FLOOR
                            NEW YORK, NEW YORK 10019

                                                                    June 4, 1999

                              ---------------------
                              INFORMATION STATEMENT
                              ---------------------

         The information contained herein is being furnished to shareholders of Central Oil Corporation, a Colorado corporation (the "Company"), pursuant to the requirements of Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder in order to effect a change in majority control of the Company's Board of Directors other than by a meeting of shareholders.

         On May 20, 1999, Charles L. Mattis, the Company's President, a director, and the owner of approximately 8,000,000 shares (or 79.83%) of the Company's common stock, $.0001 par value per share (the "Common Stock"), sold approximately 7,400,000 shares to a number of persons who are "accredited investors" as defined in Rule 501 of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a stock purchase agreement. Pursuant to this stock purchase agreement, Andreas Typaldos was appointed Chairman of the Board and Chief Executive Officer of the Company to serve in those capacities on an interim basis. In addition, simultaneously with the closing, all of the then current directors and officers of the Company tendered their resignations to the Company. The resignations of Charles L. Mattis and Mark G. Lawrence were effective immediately. The resignation of Stephan R. Levy, which is irrevocable, shall be effective automatically upon the expiration of ten days from the date the Company files with the U.S. Securities and Exchange Commission ("SEC") and delivers to the Company's shareholders of record as of June 1, 1999, this Information Statement (the "Effective Date"). Mr. Typaldos intends to appoint new management and nominate new directors for the Company. The persons nominated will become officers and directors automatically on the Effective Date.

         At June 1, 1999, the Company had 12,071,000 shares of Common Stock outstanding. The Common Stock is the only class of securities of the Company entitled to vote. Each share of Common Stock is entitled to one non-cumulative vote. Shareholders of the Company will have the opportunity to vote with respect to the election of directors at the next annual meeting of the Company's shareholders.

         The approval of the stock purchase agreement and the transactions by the Company's shareholders is not required under Colorado law. However, the Company is required to file with the SEC and distribute to its shareholders this Information Statement.

                          BENEFICIAL SECURITY OWNERSHIP

         The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock as of June 1, 1999, by (i) each person who is known by the Company to beneficially own 5% or more of the Company's outstanding Common Stock, (ii) the Company's Chief Executive Officer ("CEO"), (iii) each director of the Company, and (iv) all directors and executive officers of the Company as a group. The Company is not aware of any beneficial owner of more than 5% of the outstanding Common Stock other than as set forth in the following table.

                                                                     NUMBER OF SHARES           PERCENT OF CLASS
        NAME AND ADDRESS OF BENEFICIAL OWNER (1)                  BENEFICIALLY OWNED(2)            OUTSTANDING
        ----------------------------------------                  ---------------------         ----------------
        Andreas Typaldos...............................                     2,180,000(3)              18.1%

        Stephan R. Levy................................                         5,000                  *

        Elias Typaldos.................................                       500,000                  4.1

        Michel Berty...................................                        50,000                  *

        Hermann Seiler.................................                        50,000                  *

        Pegasus Investment Holdings Ltd................                     1,000,000                  8.3
        Isle of Mann-Companies Houte Tower Street
        Damsey, Isle of Mann 1MB1JA

        Infacoma Enterprises Limited...................                       850,000                  7.0
        Prin. De Tiras 12
        Marilene House
        1504 Nicosia, Cyprus

        All directors and executive officers
          as a group (5 persons).......................                     2,785,000                 23.1

         ----------------
          *       Less than 1%.

         (1) Except as otherwise indicated, the address of each beneficial owner is c/o Elligent Consulting Group, Inc., 152 West 57th Street, 40th Floor, New York, NY 10019.

         (2) Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock listed, which include shares of Common Stock that such persons have the right to acquire within 60 days.

         (3) Includes shares held by Mr. Typaldos, individually, as trustee and by four entities controlled or owned by Mr. Typaldos or his family.

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
                        DIRECTORS AND EXECUTIVE OFFICERS

         Upon the Effective Date, the resignation of Stephan R. Levy will become effective and those directors noted below as nominees will take office.

         The following table sets forth as of June 1, 1999, for each of the following directors or nominees for director, such person's age and position with the Company.

                      NAME                      AGE                        POSITION HELD
                      ----                      ---                        -------------
         Andreas Typaldos                        53         Chairman of the Board, Chief Executive
                                                            Officer and Director

         Stephan R. Levy                         59         Secretary, Treasurer and Director

         Elias Typaldos                          48         Director Nominee

         Michel Berty                            60         Director nominee

         Hermann Seiler                          51         Director nominee

         ANDREAS TYPALDOS has been interim Chief Executive Officer, Chairman of the Board and a Director of the Company since May 1999. In August 1998, Mr. Typaldos founded Elligent Consulting Group, Inc., an information technology and e*commerce consulting company currently trading on the OTC Bulletin Board ("Elligent"). Since August 1998, he has served as the Chairman of the Board, Chief Executive Officer and President of Elligent. From 1996 to 1998, he was a private investor. In June 1997, he also founded, Enikia, LLC, an Internet bandwidth and infrastructure company, in which the Company intends to invest as part of its strategy. Since June 1997, he has served as Chairman of the Board. He was also the founder, President and CEO of Computron Software, Inc. ("Computron"), an international public software and consulting company trading on the American Stock Exchange until 1996. Mr. Typaldos remains a principal shareholder of Computron.

         ELIAS TYPALDOS will be a Director upon the Effective Date. He has over twenty years experience as a technology executive and entrepreneur with experience in both software applications and consulting and e*commerce to customers including many Fortune 1000 companies. In addition to his technical background, Mr. Typaldos has functioned as both a software and technology developer as well as executive. He is a co-founder and Senior Vice President of R&D since 1978, as well as Chairman of the Board since 1996, of Computron Software Inc.

         STEPHAN R. LEVY has been the Secretary and Treasurer and a Director of the Company since August 1997. Mr. Levy has resigned as an officer and director of the Company. His resignation will be effective the Effective Date. He has been retired since August 1990. Prior to that time, he was an officer and director of Tofruzen, Inc., a public company which manufactured and marketed a non-dairy frozen dessert, novelty food products, and promotional items. He is a member of the International Monetary Market, which is a division of the Chicago Mercantile Exchange and was appointed by the Governor of Colorado as a member of the Colorado Municipal Bond Supervisory Board.

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


         MICHEL BERTY will become a Director of the Company upon the Effective Date. Mr. Berty is currently a member of the board of directors of Elligent (for which Mr. Andreas Typaldos is chairman and CEO); Mastech Corp., a large public consulting services company; Level 8 Systems, a public software and services company; Merant Plc, a public software and services company, and Sapiens International Plc, a public software and services company. He is also a member of the board of directors of Ascent Logic Corporation, a risk management systems engineering private company, and Buysmart, Inc., a start-up company in the internet business. From 1992 until 1997, he was the Chief Executive Officer of Cap Gemini America, a $700 million consulting services company, and member of the executive committee of Cap Gemini, a $5 billion international consulting services company. Mr. Berty has been retired since 1997.

         HERMANN SEILER will become a Director of the Company upon the Effective Date. Mr. Seiler is currently Senior Vice President of Deutsche Bank with whom he has been employed for over the past five years. His responsibilities include overseeing technology for smart card and e*commerce. Prior responsibilities included overseeing the Global Information Technology area for Deutsche Bank's Worldwide Investment Banking Operations. Mr. Seiler sits on the Technology Board of the German Stock Exchange and has a degree in mathematics and physics.

         Andreas Typaldos and Elias Typaldos are brothers. There are no other family relationships among any of the Company's officers and directors.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Exchange Act requires the Company's executive officers, directors and holders of more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Such persons are required to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or oral or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, with respect to the fiscal year ended December 31, 1998 ("Fiscal 1998"), its executive officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During Fiscal 1998, the Board of Directors held no formal meetings and took no action by written consent The Board of Directors had no committees during Fiscal 1998.

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

                       DIRECTOR AND EXECUTIVE COMPENSATION

         None of the Company's officers or directors receive any compensation for services rendered to the Company, nor have they received compensation in the past. The officers and directors have agreed to act without compensation until authorized by the Board of Directors. Any compensation will be dependent upon a combination of factors, including the percentage of time a person devotes to the Company's business, experience, the Company's ability to pay. The Company has no retirement, pension, profit sharing, stock option, insurance or other similar programs.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company's business office was located at 6000 East Evans Ave., Bldg #1, Suite 22, Denver, Colorado 80222, the office of Mr. Stephen R. Levy, its Secretary-Treasurer, for which it paid no rent. The Company's business office is currently located at 152 West 57th Street, 40th Floor, New York, New York 10019, the office of Andreas Typaldos, the Company's Chairman of the Board and Chief Executive Officer. The Company currently pays no rent for such facilities.

         Effective May 20, 1999, the Company agreed to acquire 750,000 shares of common stock of Enikia, LLC for $750,000. Enikia is an advanced home networking and communications company. Mr. Typaldos is the Chairman of the Board, founder and major shareholder of Enikia.

                                   SIGNATURES

         In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            CENTRAL OIL CORPORATION

Dated:   June 4, 1999
                                            By: /s/ ANDREAS TYPALDOS
                                                --------------------------------
                                                    Andreas Typaldos,
                                                    Chief Executive Officer


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